Exhibit 99.1

GUARANTY BANCSHARES, INC. ANNOUNCES

GUARANTY BOND BANK EXPANSION WITH OPENING OF
MT VERNON, TEXAS LOCATION

NEWS RELEASE
MT. PLEASANT, TEXAS (August 4, 2004) - Guaranty Bancshares, Inc. (Nasdaq:GNTY), the parent company of Guaranty Bond Bank, announced today that the bank has filed for regulatory approval with the Texas Department of Banking and the Federal Deposit Insurance Corporation to open a new full-service banking facility in Mt. Vernon, Texas.  Guaranty Bond Bank – Mt. Vernon will be located on the corner of Hwy 37 and Hwy 67 in Mt. Vernon.

As of June 30, 2004, Guaranty Bond Bank, chartered in 1913, reported total assets of $519.7 million.  During the same period loans grew to $372.8 million and deposits ended the period at $413.3 million.  Ty Abston, President of Guaranty Bond Bank commented, “The bank continues to have a strong commitment to community banking and remaining independent through our ongoing expansion program.  Mt. Vernon is a natural fit for our bank and we look forward to becoming a partner with the community.  We believe our commitment to local investing and lending helps communities grow and prosper.  Each bank is staffed with professional bankers and a local president empowered to make decisions that best serve the local market.”

Abston added, “Guaranty Bond continues to develop financial product offerings to meet the changing needs of our customers.  The bank offers an array of products including free-checking, online banking, nine ATM locations throughout northeast Texas, trust and investment services and competitive loan and deposit rates.  We are scheduled to open in a temporary bank facility during the fourth quarter of this year and will immediately begin construction of our permanent bank facility.  Our new bank facility will be state-of-the-art and be a real asset to the Mt. Vernon community”

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

The information in this press release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the further performance of the Company.  Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.  Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, impact of competitive services, interest rates and general economic risks and uncertainties.

Other Information

For more information about Guaranty Bancshares, Inc. and Guaranty Bond Bank, please access the Company’s new Web site at www.gnty.com

For further information contact:

Ty Abston, President	903/ 572-9881
or
Clifton A. Payne, Sr. Vice President	903/ 572-9881